Exhibit 9(j)
                                     FORM OF
                      AMENDMENT TO ADMINISTRATION AGREEMENT


         THIS AMENDMENT dated as of February 4, 1997 (the "Amendment") is made to the Administration Agreement, dated as of the 1st day of May, 1995, (the "Agreement") between THE MUNDER FUNDS TRUST (the "Company") and FIRST DATA INVESTOR SERVICES GROUP, INC.
("FDISG") (then known as The Shareholder Services Group, Inc.).

         The Company and FDISG agree that the Agreement shall, as of the date first written above, be amended as follows:

         1. The Fee Schedule of the Agreement shall be deleted in its entirety and the Fee Schedule attached hereto shall be substituted in its place:


         2. Schedule A to the Agreement shall be deleted in its entirety and Schedule A attached hereto shall be substituted in its place.

         In all other respects, the Agreement shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers, as of the day and year first written above.


THE MUNDER FUNDS TRUST


By:  _____________________________
Title:_____________________________

FIRST DATA INVESTOR SERVICES GROUP, INC.


By:  _____________________________
Title:_____________________________

                                                      FEE SCHEDULE FOR
                                                     ADMINISTRATION AND
                                                  FUND ACCOUNTING SERVICES

         A. FEES FOR ADMINISTRATION SERVICES -- (Fund Administration and Fund Accounting)

                  The following annual Fund Administration fees apply:

                  .12% of the first $2.8 billion of the average daily net assets of the Companies (as defined below); and

                  .105% of the next $2.2 billion of the Companies' average daily net assets; and

                  .10% of the Companies' average daily net assets over $5 billion.

                  "Companies" shall include The Munder Funds Trust, the Liquidity Plus Money Market Fund of St. Clair
                  Funds, Inc., The Munder Funds, Inc. (other than the Munder All-Season Conservative Fund, All-Season
                  Aggressive Fund and All-Season Moderate Fund) and The Munder Framlington Funds Trust.

         B.       MINIMUM FEES

         For Fund Administration Services, a minimum fee of $1.2 million per annum will apply in the aggregate for all funds of the Companies.

                                                              SCHEDULE A

                                      FUNDS

                               Munder Accelerated Growth Fund
                              Munder Small Company Growth Fund
                             Munder International Equity Fund
                              Munder Index 500 Fund
                           Munder Growth & Income Fund
                                   Munder Balanced Fund
                                   Munder Bond Fund
                          Munder Intermediate Bond Fund
                               Munder U.S. Government Income Fund
                          Munder Michigan Triple Tax-Free Fund
                            Munder Tax-Free Bond Fund
                         Munder Tax-Free Intermediate Bond Fund
                        Munder Tax-Free Money Market Fund
                         Munder U.S. Treasury Money Market Fund
                           Munder Cash Investment Fund